UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2015

Perseon Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-32526	75-1590407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2188 West 2200 South
Salt Lake City, Utah 84119
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (801) 972-5555

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 1, 2015, Perseon Corporation, a Delaware corporation (the “Company”) sold the assets associated with its hyperthermia cancer treatment systems, including among other assets, certain contracts, inventory, intellectual property, and permits (the “Acquired Assets”) pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) with Pyrexar Medical Inc., a Nevada corporation (the “Buyer”). As consideration for the Acquired Assets, the Company received (i) 19.9% of the Series A Preferred Stock of the Buyer (the “Preferred Stock”) and (ii) a percentage of the gross revenues the Buyer receives from its sale of hyperthermia cancer treatment systems. The Buyer also assumed certain liabilities associated with the Acquired Assets.

The Purchase Agreement contains customary representations, warranties and covenants of the Company and the Buyer. Subject to certain limitations, the Company has agreed to indemnify the Buyer for breaches of representations, warranties, covenants and retained liabilities.  The Purchase Agreement also provides that the parties shall enter into a lease agreement, pursuant to which the Company will lease to the Buyer a portion of the Company’s facility at 2188 West 2200 South, Salt Lake City.  Base Rent under the lease agreement is set at approximately $96,660 per year.

Each share of Preferred Stock the Company received is convertible for one share of common stock of Buyer subject to adjustment in the event of stock splits, stock dividends and other similar events, and the Company received voting rights equal to those of holders of Buyer’s common stock. The Company is also entitled to cumulative annual dividends of $0.015 per share commencing April 1, 2016. In the event of certain liquidation events, we are entitled to receive, prior to any distribution to holders of other shares of capital stock of Buyer, a liquidation preference of approximately $2 million. Buyer is prohibited without the Company’s consent from authorizing, creating or issuing any other equity security having priority over the Preferred Stock.

Two former directors of the Company, Dr. Gerhard W. Sennewald and Douglas P. Boyd have a financial interest in Buyer.  In light of the Company’s relationship with Buyer, the Company received a fairness opinion from Houlihan Valuation Advisors that the consideration it received for the Acquired Assets is fair to the Company from a financial perspective.

CAUTIONARY STATEMENT

The Purchase Agreement has been included to provide investors and stockholders with information regarding its terms. Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the transaction described in this Form 8-K, the Purchase Agreement is not intended to be a source of factual, business or operational information about the parties.

Certain of the contractual representations or warranties made by the parties in the Purchase Agreement are subject to a standard of materiality that may be different from what stockholders of the Company may view as material to their interests. Representations and warranties may be used as a tool to allocate risks between the respective parties to the Purchase Agreement, including where the parties do not have complete knowledge of all the facts. Investors in the Company’s securities are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the parties or any of their affiliates.

Item 9.01                 Financial Statements and Exhibits.

(d)           Exhibits.

10.1	Asset Purchase Agreement, dated April 1, 2015*
10.2	Short Term Lease for Perseon Corporation and Pyrexar Medical Inc. dated April 1, 2015

*Schedules and certain exhibits to the Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally a copy of any omitted schedules and exhibits to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERSEON CORPORATION

By:  /s/ William S. Barth
Name:  William S. Barth
Title:    Chief Financial Officer